EXHIBIT 99.1

[LOGO]

FOR IMMEDIATE RELEASE

Cogent Contacts:
For Public Relations:	For Investor Relations:
Jeff Henriksen + 1 (202) 295-4200 jhenriksen@cogentco.com	John Chang + 1 (202) 295-4212 investor.relations@cogentco.com

COGENT COMMUNICATIONS GROUP, INC. ANNOUNCES

INCREASE OF STOCK REPURCHASE PLAN

WASHINGTON, D.C. June 11, 2008 — Cogent Communications Group, Inc. (Nasdaq: CCOI) today announced that its board of directors has authorized the Company to repurchase up to an additional $50 million of its shares of common stock in open market and negotiated purchases through December 31, 2009. This is in addition to the $50 million authorized by the board in August 2007. Cogent stated that it implemented the program due to its faith in its growth opportunities and that it believed the program would benefit its stockholders. Cogent currently has approximately 46.2 million common shares outstanding. Cogent has repurchased approximately 2.8 million shares for approximately $50 million since August 2007, and it had previously repurchased 1.8 million shares of its common stock for $50 million on June 6, 2007 in conjunction with its issuance of $200 million of convertible notes.

These repurchases, if and when made, will be made subject to market conditions, applicable legal requirements (including SEC rules) and other factors. This plan does not obligate Cogent to acquire any particular amount of common stock and the plan may be suspended at any time at Cogent’s discretion.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Cogent Communications

Cogent Communications (NASDAQ: CCOI) is a multinational, Tier 1 facilities-based ISP, operating one of the largest capacity IP networks in the world with lit capacities ranging from 80 to 200 Gigabits per second. Cogent specializes in providing businesses with high speed Internet access and point-to-point transport services. Cogent’s facilities-based, all-optical IP network backbone provides IP services in over 100 markets located in North America and Europe.

Since Cogent’s inception, Cogent has unleashed the benefits of IP technology, building one of the largest and highest capacity IP networks in the world. This network enables Cogent to offer large bandwidth connections at highly competitive prices. Cogent Communications is headquartered at 1015 31st Street, NW, Washington, D.C. 20007. For more information, visit www.cogentco.com. Cogent Communications can be reached in the United States at (202) 295-4200 or via email at info@cogentco.com.

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Information in this release may involve expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Cogent Communications Group, Inc. as of the date of the release, and we assume no obligation to update any such forward-looking statement. The statements in this release are not guarantees of future performance and actual results could differ materially from our current expectations. Numerous factors could cause or contribute to such differences. Some of the factors and risks associated with our business are discussed in Cogent’s registration statements filed with the Securities and Exchange Commission and in its other reports filed from time to time with the SEC.

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